Exhibit 6.3

ANTI-DILUTION AGREEMENT

THIS ANTI-DILUTION AGREEMENT (the "Agreement") is dated as of July 25, 2024 and is by and among Humble Energy, Inc., a Florida corporation (the "Company" or "HUML") and Selkirk Global Holdings, LLC, a Washington limited liability company ("SGH"), and Amiba Energy, LLC ("Amiba"), each a Party and collectively the Parties.

WHEREAS, Pursuant to the terms and conditions of that certain Change of Control Agreement (Exhibit A herein) by and between the Company, SGH, and Amiba, Amiba intends to take control of HUML and restructure the Company;

WHEREAS, as a result of Amiba's intended restructuring, the capitalization structure of the Company will be materially changed, and Amiba shall then cause to issue to SGH 9.9% of the issued and outstanding common shares of the Company after the restructuring is completed (the "Stock Consideration" as defined by the Change of Control Agreement);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Additional Issuances.

(a) At any time after the date of this Agreement, and running for a period of 18 months ("Term"), if the Company shall issue or propose to issue any additional shares of the Company's common stock, par value, $0.0001 per share ("Common Stock"), or warrants, options (excluding any options granted to employees of the Company in accordance with any employee plans, now or hereinafter in effect) or other rights or instruments of any kind convertible into or exercisable or exchangeable for shares of Common Stock (the "Additional Securities"), SGH shall be issued that number of Additional Securities necessary to maintain a Fully-Diluted Ownership Percentage (as defined herein below) in the Company equal to the lesser of: (i) 9.9% Fully-Diluted Ownership Percentage of the Company (as defined below), and (ii) of 9.9% of the Company's issued and outstanding Common Stock. Any issuance of Additional Securities made to SGH under this Section 1 shall be made by notice in writing (the "Issuance Notice") at least 20 Business Days prior to the issuance of such Additional Securities. The Issuance Notice shall set forth (i) the number of Additional Securities proposed to be issued to any Person other than SGH and the terms of such Additional Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such Additional Securities are proposed to be issued and the terms of payment, (iii) the number of Additional Securities to be issued to SGH in compliance with the provisions of this Section 1 and (iv) the proposed date of issuance of such Additional Securities. Not later than 5 Business Days after delivery of a Issuance Notice in accordance with the notice provisions hereof, SGH shall deliver a notification to the Company in writing whether it elects to accept all or any portion of the Additional Securities to be issued to SGH, pursuant to the Issuance Notice; provided however, that the failure of SGH to respond in writing within 5 Business Days shall be deemed a waiver and negative election by SGH to receive any of the Additional Securities offered by such Issuance Notice. If SGH elects to receive any such Additional Securities, the Additional Securities that it shall have elected to be issued shall be issued to SGH by the Company at the same time and on the same terms and conditions as the Additional Securities that are issued and sold to third parties. If, for any reason, the issuance of Additional Securities to third parties is not consummated, SGH's right to its share of such issuance shall lapse, subject to SGH's ongoing issuance rights with respect to issuances of Additional Securities at later dates or times.

(b) The Company represents and covenants to SOH that (i) upon issuance, all the shares of Additional Securities issued to SGH pursuant to this Section 1 shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all liens, claims and encumbrances (other than any restrictions imposed by applicable federal and state securities laws of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) this Section 1 does not and upon the issuance of such Additional Securities will not (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of HUML, each as amended then to date (b) conflict with or constitute a violation by HUML of any applicable law (including the Florida Business Corporation Act), judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to HUML the enforcement of which would have a material adverse effect on HUML or on HUML's ability to perform its obligations hereunder or the ability of HUML to consummate issuance of the Additional Securities and (c) either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with, constitute grounds for termination of, or accelerate the performance required by, or result in a breach or default of the terms, conditions or provisions of, or constitute a default under any contract, agreement, note bond, mortgage, indenture, deed of trust, license, franchise, permit, commitment, waiver, exemption, order, obligation, lease, sublease, undertaking, agreement, offer or other instrument, which violation, conflict, termination, acceleration, breach or default would have a material adverse effect on HUML or on the ability of HUML to perform its obligations hereunder or the ability of HUML to issue such shares.

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(c) As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday, U.S. national legal holiday, or a legal holiday under the laws of the State of Washington, and the term "Person" shall mean an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, government authority, or any other entity of whatever nature. As used herein, the term "Fully-Diluted Ownership Percentage" shall mean the percentage ownership calculated by dividing (i) the aggregate number of shares of Common Stock (including any shares of Common Stock issuable upon exercise or conversion of options, warrants or other securities or rights) beneficially owned (as such term is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the applicable Person or Persons, howsoever and whenever acquired, by (ii) the aggregate number of all issued and outstanding shares of Common Stock of the Company (including any shares of Common Stock which are issuable upon exercise or conversion of options, warrants or other securities or rights within 60 days of the date on which such calculation is being made).

(d) as used herein, the term "restructuring" and "restructure" shall mean any of the following, including, but not limited to; merger, acquisition, recapitalization, private offering, public offering, private placement, reverse split, forward split.

(e) If the Company, at any time while this Agreement is in force and effect, by reclassification of securities or otherwise (including, but not limited to, a "reincorporation," merger with or into a wholly owned subsidiary of the Company, an exchange or stock swap or another type of reorganization or recapitalization), shall change or exchange its Common Stock into (or for) different securities of another class or classes or ceases to have common stock, then SGH's rights hereunder shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the Agreement immediately prior to such reclassification or other change. All such adjustments shall be made so as to equitably adjust SGH's rights hereunder.

SECTION 2. Further Assurances. Each of the parties hereto agrees that, at any time and from time to time after the date hereof, it shall, upon written request from the other party hereto, and without further consideration, perform such other and further acts, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments, documents and assurances as such other party reasonably may request for the purpose of carrying out this Agreement.

SECTION 3. Binding Agreement; Assignment. This Agreement is binding upon, will inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto, without the prior written consent of the other party hereto.

SECTION 4. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, agreements, arrangements and understandings between the parties, written or oral, relating to the matters provided for herein or therein. Except as expressly provided in this Agreement, nothing contained in this Agreement, express or implied, is intended to or shall confer on any Person other than the parties hereto and their heirs, successors and permitted assigns, any rights, benefits, remedies or claims under or by reason of this Agreement.

SECTION 5. Amendment: Modification. This Agreement may not be amended or modified except by an instrument in writing signed by a duly authorized officer of each of the Company and SGH.

SECTION 6. Extensions; Waivers; Remedies Cumulative.

(a) The conditions to each of the parties' obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. With regard to this Agreement, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party with such first party, or (ii) waive compliance with any of the agreements of any party with such first party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver of any provision of this Agreement shall be valid and effective only if set forth in an instrument in writing signed on behalf of such party against whom enforcement of any waiver or consent is sought by such first party or a duly authorized officer thereof, if applicable.

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(b) No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power, or remedy, nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy, or the exercise of any other right, privilege, power, or remedy. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

SECTION 7. Section Headings; Interpretation. Reference in this Agreement to a Section unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement. The section headings contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in the drafting of each provision hereto. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

SECTION 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to agreements made and to be performed entirely within the State of Washington without giving effect to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 9. Notices. Any notice, demand, claim, request, waiver or consent or other communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered by any of the following means of delivery, and shall be deemed to have been duly delivered and received on the date (or the next Business Day if delivery is not made on a Business Day) of personal delivery or facsimile transmission or on the date (or the next Business Day if delivery is not made on a Business Day) of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date (or the next Business Day if delivery is not made on a Business Day) of a stamped receipt, if sent by an overnight delivery service, and sent to the following addresses (or to such other address as any party may request, in the case of the Company, by notifying SGH, and in the case of SGH, by notifying the Company in each case in accordance with this Section):

(a)	If to the Company:

Humble Energy, Inc.

447 Broadway

2nd Floor, Unit 103

New York, NY 10013

Pubcodirector@gmail.com

with a copy to:

Legal

(b)	If to SGH:

Selkirk Global Holdings, LLC

120 State Ave NE, Ste 1014

Olympia, WA 98501

pstrickland@gmail.com

(c)	If to Amiba:

PO Box 2170, Tulsa, OK 74101

Iacrey918@gmail.com

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SECTION 10. Consent to Jurisdiction. Each of the parties agrees to submit itself to the jurisdiction of any state or federal court sitting in the State of Nevada. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

SECTION 11. Severability. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) they shall negotiate in good faith to replace any provisions that are finally determined to be invalid, void or otherwise unenforceable with other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the balance of this Agreement shall not be affected and shall remain enforceable to the fullest extent permitted by law. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and shall be enforced to the fullest extent permitted by law.

SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall be considered one and the same instrument, and this Agreement shall become effective when such counterparts have been signed by each of the parties hereto and delivered to the other parties. The parties hereto agree that signatures of the parties and their duly authorized officers may be exchanged by facsimile transmission, and that such signatures shall be binding to the same extent, and have the same force and effect, as the exchange of original written signatures. The originals of such signatures shall be sent to the other parties hereto by overnight courier.

(Signature Page Follows)

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This Agreement has been duly executed by an authorized officer by each of the following parties as of the date first set forth above.

Sincerely,

Humble Energy, Inc.

BOARD OF DIRECTORS

BY:     /s/ Mark Morelli

           Name: Mark Morelli

           Title: Director

Accepted and agreed to as of

this 25th day of July 2024

Selkirk Global Holdings, LLC

By:     /s/ Paul Strickland

           Name: Paul Strickland

           Title: Manager

Amiba Energy, LLC

By:     /s/ Ian B. Acrey

           Name: Ian B. Acrey

           Title: Manager

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Exhibit A: Change of Control Agreement

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